Exhibit 3.1

AMENDMENT TO THE BY-LAWS

OF

ADVANCED LIFE SCIENCES HOLDINGS, INC.,

a Delaware corporation

                Article VI of the Corporation’s By-laws is hereby amended as follows:

ARTICLE VI

STOCK

Section 6.1             Certificates; Uncertificated Shares.  The shares of the Corporation may be either certificated or uncertificated, or a combination thereof.  Any certificated shares shall be represented by a certificate signed by or in the name of the Corporation by the Chairman or Vice Chairman, if any, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, if any, or the Secretary or an Assistant Secretary, certifying the number of shares owned by him in the Corporation.  Any or all of the signatures on any certificate may be a facsimile.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.  If the shares of stock are uncertificated, within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth by Sections 151, 156, 202(a) or 218(a) of the General Corporation Law of the State of Delaware as applicable and any other statements required by Delaware law, or with respect to Section 151 of the General Corporation Law of the State of Delaware, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences, and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations, or restrictions of such preferences and/or rights.  Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

Section 6.2             Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates.  The Corporation may issue (i) a new certificate of stock or (ii) uncertificated shares to be issued in the place of any certificate or certificates theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.